Exhibit 99.2

OUTFRONT MEDIA ANNOUNCES BANK COVENANT AMENDMENT

New York, April 20, 2020 — OUTFRONT Media Inc. (NYSE: OUT) today announced that it, along with certain subsidiaries, entered into an amendment to the credit agreement governing its $500.0 million revolving credit facility due November 2024.

The revolving credit portion of our senior credit facilities is subject to a maintenance covenant, which is a consolidated net secured leverage ratio of no greater than 4.5x. The amendment provides that for the period from April 15, 2020 through September 30, 2021, the consolidated net secured leverage ratio will be calculated by substituting our Consolidated EBITDA for each of the quarterly periods ended June 30, 2020 and September 30, 2020 included in any last twelve month compliance testing period, with our historical Consolidated EBITDA for each of the quarterly periods ended June 30, 2019 and September 30, 2019, respectively. Additionally, during the same time period, we agreed not to make any restricted payments under the credit agreement without the consent of the revolving credit lenders, subject to certain exceptions, including payments necessary to maintain our REIT status.

About OUTFRONT Media Inc.
OUTFRONT leverages the power of technology, location and creativity to connect brands with consumers outside of their homes through one of the largest and most diverse sets of billboard, transit, and mobile assets in North America. Through its technology platform, OUTFRONT will fundamentally change the ways advertisers engage audiences on-the-go.

Contacts:

Investors:	Media:
Gregory Lundberg	Carly Zipp
(212) 297-6441	(212) 297-6479
greg.lundberg@OUTFRONTmedia.com	carly.zipp@OUTFRONTmedia.com